Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment Nos. 91 and 93 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Intermediate Bond Fund of our report dated October 21, 2010 and Fidelity Advisor Mortgage Securities Fund of our report dated October 20, 2010 on the financial statements and financial highlights included in the August 31, 2010 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
October 25, 2010